This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)

Registration No. 333-117419

SUBJECT TO COMPLETION DATED NOVEMBER 8, 2004

PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 12, 2004

3,467,144 Shares

Energy Partners, Ltd.

Common Stock

        We are selling 3,467,144 shares of common stock offered by this prospectus supplement.

      We will enter into an agreement to purchase 3,467,144 shares of common stock from Energy Income Fund, L.P. at a price per share equal to the net proceeds per share that we receive from this offering, before expenses.

      Our common stock is listed on The New York Stock Exchange under the symbol “EPL.” The last reported sale price on the New York Stock Exchange Composite Tape on November 5, 2004 was $18.03 per share.

      Investing in our Common Stock involves risks. See “Risk Factors” on page S-2.

Underwriting
	Price to	Discounts and	Proceeds to
	Public	Commissions	Energy Partners

Per Share	$	$	$
Total	$	$	$

      Delivery of the shares of common stock will be made on or about November     , 2004.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston Sole Book-Running Manager	Raymond James Joint-Lead Manager

Howard Weil	Pritchard Capital Partners, LLC
A division of Legg Mason Wood Walker, Inc.

The date of this prospectus supplement is                     , 2004.

Prospectus Supplement

Prospectus

      You should rely only on the information contained in this document or documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

      We provide information to you about this offering in two separate documents that are combined together. The first document is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to the prospectus, we are referring to both documents combined. If information in the prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

FORWARD LOOKING STATEMENTS

      All statements other than statements of historical fact contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and other written or oral statements made by us or on our behalf, are forward-looking statements. When used herein and therein, the words “anticipates,” “expects,” “believes,” “goals,” “intends,” “plans,” or “projects” and similar expressions are intended to identify forward-looking statements. It is important to note that forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause our actual results to differ materially from the views, beliefs and estimates expressed or implied in such forward-looking statements. We refer you specifically to the section entitled “Risk Factors,” as well as the disclosure contained in our latest annual report on Form 10-K and the other documents incorporated by reference herein. Although we believe that the assumptions on which any forward-looking statements in this prospectus supplement, the accompanying prospectus and periodic reports filed by us are reasonable, no assurance can be given that such assumptions will prove correct. All forward-looking statements in this document are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference.

i

OUR COMPANY

      We are an independent oil and natural gas exploration and production company focused on the shallow to moderate depth waters of the Gulf of Mexico Shelf. We have concentrated on the Gulf of Mexico Shelf region because that area provides us with favorable geologic and economic conditions, including multiple reservoir formations, regional economies of scale, extensive infrastructure and comprehensive geologic databases. We believe that this region offers a balanced and expansive array of existing and prospective exploration, exploitation and development opportunities in both established productive horizons and deeper geologic formations. As of December 31, 2003, we had estimated proved reserves of approximately 134.4 billion cubic feet of natural gas and 27.4 million barrels of oil, or an aggregate of approximately 49.8 million barrels of oil equivalent, with a present value of estimated pre-tax future net cash flow of $701.2 million, and a standardized measure of discounted future net cash flows of $529.4 million.

      Since our incorporation in January 1998 by Richard A. Bachmann, our founder, chairman, president and chief executive officer, we have assembled a team of geoscientists and management professionals with considerable region-specific geological, geophysical, technical and operational experience. We have grown through a combination of exploration, exploitation and development drilling and multi-year, multi-well drill-to-earn programs, as well as strategic acquisitions of mature oil and natural gas fields in the Gulf of Mexico Shelf area, and in particular the acquisition of Hall-Houston Oil Company in early 2002.

      Our strategy is to grow our reserves and production through a balanced investment program with a current focus on low risk exploitation and development activities in and around our existing fields and moderate risk exploration activities in the shallow to moderate depth waters of the central region of the Gulf of Mexico Shelf. A limited amount of our exploration budget each year is expected to be allocated to higher risk, higher potential exploration prospects in this region. In pursuing this risk balanced strategy, we also look for opportunities to diversify our reserve and production base beyond the Gulf of Mexico Shelf.

      Our principal executive offices are located at 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170. Our telephone number is (504) 569-1875. We also maintain a web site at www.eplweb.com which contains information about us, including links to our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and related amendments. Our web site and the information contained in it and connected to it shall not be deemed incorporated by reference into this prospectus supplement or the accompanying prospectus.

RISK FACTORS

      You should consider carefully the following factors, as well as those discussed elsewhere in this prospectus supplement and the accompanying prospectus. In addition to the factors below, please refer to “Items 1 & 2. Business and Properties – Regulatory Matters” and “– Additional Factors Affecting Business” in our latest annual report on Form 10-K for additional factors to be considered before making an investment in our common stock. Please also read “Where You Can Find More Information.”

The market price of our common stock could be adversely affected by sales of substantial amounts of our common stock in the public markets.

      Our largest stockholders include Energy Income Fund, L.P. (“EIF”), which owned 3,487,856 shares of our common stock, and Richard A. Bachmann, our chairman, president and chief executive officer, who beneficially owned 2,208,072 shares of our common stock as of November 1, 2004. We will enter into an agreement to purchase 3,467,144 shares of our common stock from EIF immediately following the closing of this offering with the net proceeds from this offering, before expenses. Following the closing of this offering, Mr. Bachmann could sell a substantial number of shares of our common stock in the public market, either pursuant to exemptions afforded to affiliates under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) or pursuant to an effective registration statement. Affiliates may sell under Rule 144 of the Securities Act the greater of 1% of the number of shares of common stock then outstanding and the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a required notice of such sale. Such sales by our largest stockholders, sales by other securityholders or the perception that such sales might occur, could have a material adverse effect on the price of our common stock or could impair our ability to obtain capital through an offering of equity securities.

      Additionally, in connection with the acquisition of Hall-Houston Oil Company (“Hall-Houston”), we issued warrants and Series D exchangeable convertible preferred stock that as of November 1, 2004 can be exchanged or exercised for a total of up to approximately 7,638,303 shares of our common stock. All of the common stock underlying the warrants and Series D preferred stock are freely tradable upon resale pursuant to a prospectus filed with the Securities and Exchange Commission. The Series D preferred stock, which is currently convertible at a conversion price of $8.54 per share of common stock, becomes redeemable on January 15, 2005 and we currently intend to redeem the Series D preferred stock at that time. Also in connection with our acquisition of Hall-Houston, we entered into an earnout agreement which, depending on the performance of the oil and natural gas properties subject to the agreement, could obligate us to issue up to $37,585,088 market value of our common stock to the participants in the agreement, and such common stock is required to be freely tradable under the agreement.

Provisions in our organizational documents and under Delaware law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock.

      The existence of some provisions in our organizational documents and under Delaware law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock. The provisions in our certificate of incorporation and bylaws that could delay or prevent an unsolicited change in control of our company include:

•	the board of directors’ ability to issue shares of preferred stock and determine the terms of the preferred stock without approval of common stockholders; and

•	a prohibition on the right of securityholders to call meetings and a limitation on the right of securityholders to act by written consent and to present proposals or make nominations at securityholder meetings.

      In addition, Delaware law imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock.

USE OF PROCEEDS

      We expect the net proceeds from this offering to be approximately $59.3 million, after deducting underwriting discounts and commissions and the estimated expenses of the offering payable by us. We will use the net proceeds from this offering, before expenses, to purchase 3,467,144 shares of our common stock from EIF.

Common Stock Ownership of EIF

      Based on an amended Schedule 13G filed by EIF with the SEC on February 17, 2004, and information provided by EIF to us, EIF beneficially owns 3,487,856 shares, or approximately 10.6%, of our outstanding common stock as of November 1, 2004. After we purchase 3,467,144 shares of our common stock from EIF immediately following the closing of this offering, EIF will beneficially own only 20,712 shares of our common stock based on the amended Schedule 13G. One of our directors, Mr. Gershen, is a managing director of the general partner of EIF. Based on his sole power to vote and to dispose of all shares held by EIF, Mr. Gershen is deemed to beneficially own those shares. In addition, as of November 1, 2004, Mr. Gershen had beneficial ownership directly of 32,371 shares of our common stock. EIF disclaims beneficial ownership of those shares of common stock owned by Mr. Gershen and those shares will not be purchased by us under the stock purchase agreement. At the conclusion of this offering, Mr. Gershen may no longer be considered independent under New York Stock Exchange rules. We have requested guidance from the New York Stock Exchange on this matter. If it is unclear that Mr. Gershen will continue to be considered independent following the conclusion of this offering, he will resign from any committees of our board of directors on which he serves.

Stock Purchase Agreement

      We will enter into a stock purchase agreement with EIF concurrent with the pricing of this offering, pursuant to which we will agree to purchase 3,467,144 shares of common stock from EIF at a price per share equal to the net proceeds per share that we receive from this offering, before expenses. We anticipate that we will purchase these shares from EIF immediately following the closing of this offering. Immediately upon our acquisition of the shares of common stock from EIF, we will hold these shares as treasury stock. EIF has requested that we undertake this offering as a means to satisfy EIF’s right to request that we file a registration statement with the SEC to cover resales of shares of common stock held by EIF.

PRICE RANGE OF COMMON STOCK

      Our common stock is listed on the New York Stock Exchange under the symbol “EPL.” The following table sets forth, for the periods indicated, the range of the high and low sales prices of our common stock as reported by the New York Stock Exchange.

	High	Low

2002
First Quarter	$8.63	$5.90
Second Quarter	9.30	6.51
Third Quarter	9.00	6.40
Fourth Quarter	11.80	7.70
2003
First Quarter	$11.60	$9.26
Second Quarter	12.29	9.40
Third Quarter	11.85	10.00
Fourth Quarter	14.10	10.80
2004
First Quarter	$14.81	$12.60
Second Quarter	15.45	12.60
Third Quarter	16.59	14.00
Fourth Quarter (through November 5, 2004)	18.73	16.07

DIVIDEND POLICY

      We have not paid any cash dividends in the past on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future. We intend to retain earnings for the future operation and development of our business. Any future cash dividends to holders of common stock would depend on future earnings, capital requirements, our financial condition and other factors determined by our board of directors. We currently pay dividends on our Series D preferred stock under the terms of the preferred stock issuance.

CAPITALIZATION

      The following table sets forth our capitalization as of September 30, 2004 on an actual basis and as adjusted to give effect to (1) the sale by us of 3,467,144 shares of common stock and the expenses related to the offering, and (2) the repurchase of 3,467,144 shares of common stock from EIF as described in “Use of Proceeds.” You should read this table in conjunction with our financial statements and the notes to those financial statements incorporated by reference in this prospectus supplement.

	As of September 30, 2004

	Actual	As Adjusted

	(In thousands
	except share data)
Cash and cash equivalents	$104,248	$104,143

Long-term debt, including current maturities	$150,243	$150,243
Stockholders’ equity:
Preferred stock: par value $1.00 per share; 1,700,000 shares authorized; 346,443 shares issued and outstanding; aggregate liquidation value $34,644	33,485	33,485
Common stock: par value $0.01 per share; 50,000,000 shares authorized; 33,042,864 shares issued and outstanding	330	365
Additional paid-in capital	237,241	296,488
Accumulated other comprehensive loss	(6,335)	(6,335)
Retained earnings	29,902	29,902
Treasury stock	—	(59,387)

Total stockholders’ equity	294,623	294,518

Total capitalization	$444,866	$444,761

      As of November 1, 2004, we had outstanding 32,943,187 shares of common stock, excluding:

•	345,419 shares of Series D preferred stock convertible into 4,044,721 shares of common stock;

•	warrants expiring January 2007 to purchase 3,593,582 shares of common stock, of which 2,725,805 are exercisable at $11.00 per share and 867,777 are exercisable at $9.00 per share; and

•	stock options to purchase an aggregate of 2,248,062 shares of common stock with a weighted average exercise price of $10.88, of which 1,174,087 options were exercisable as of November 1, 2004 with a weighted average exercise price of $10.22.

UNDERWRITING

      Under the terms and subject to the conditions contained in an underwriting agreement dated November      , 2004, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC and Raymond James & Associates, Inc. are acting as representatives, the following respective numbers of shares of common stock:

Number of
Underwriter	Shares

Credit Suisse First Boston LLC
Raymond James & Associates, Inc.
Howard Weil, a division of Legg Mason Wood Walker, Inc.
Pritchard Capital Partners, LLC

Total	3,467,144

      The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

      The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $           per share. The underwriters and selling group members may allow a discount of $           per share on sales to other broker/ dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/ dealers.

      We estimate that our out of pocket expenses for this offering will be approximately $105,000.

      We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston LLC for a period of 30 days after the date of this prospectus supplement, except for grants of stock awards, restricted stock units, performance shares, phantom units and employee stock options to purchase shares of common stock under plans existing on the date of this prospectus supplement and for issuances of shares of common stock pursuant to the exercise or conversion of employee stock options, preferred stock or warrants outstanding on the date of this prospectus supplement.

      EIF and Mr. Gershen, who is an affiliate of EIF, have agreed in the stock purchase agreement that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, our prior written consent for a period of 30 days after the date of this prospectus supplement. We have agreed, under the underwriting agreement, not to waive this provision without the prior written consent of Credit Suisse First Boston LLC.

      We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

      We intend to apply for the listing of the shares of common stock to be sold by us on The New York Stock Exchange under the symbol “EPL.”

      From time to time Credit Suisse First Boston LLC, Howard Weil and Pritchard Capital Partners, LLC have provided investment banking and other advisory services to us for which they have received customary compensation and we expect them to continue to provide similar services in the future. Credit Suisse First Boston LLC was among the underwriters of our April 2003, August 2003 and November 2003 common stock offerings and among the initial purchasers of our August 2003 senior unsecured notes offering and received customary commissions for its services. Howard Weil was among the underwriters of our April 2003 common stock offering and received customary commissions for its services.

      The son of our Chairman, President and Chief Executive Officer serves as an energy industry research analyst for Howard Weil.

      In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise, and if commenced, may be discontinued at any time.

      The aggregate maximum compensation that members of the NASD or independent broker-dealers will receive in connection with the sale of any securities pursuant to this prospectus supplement and the registration statement of which it forms a part will not be greater than 8% of the gross proceeds of such sale.

      A prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

      The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

      By purchasing common stock in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action – Ontario Purchasers Only

      Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

      All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

      Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

      Certain legal matters with respect to the common stock offered hereby will be passed upon by Cahill Gordon & Reindel LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas. Baker Botts L.L.P. served as our Texas local counsel in connection with the Hall-Houston acquisition.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Commission under the Securities Act a registration statement on Form S-3 with respect to the common stock offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus, which constitute part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits that are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the Commission. Statements made in this prospectus supplement and the accompanying prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the common stock offered by this prospectus supplement and the accompanying prospectus, reference is made to the registration statement, including the exhibits, copies of which may be inspected without charge at the public reference facilities of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the Commission at prescribed rates. Information on the public reference facilities may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information that is filed through the Commission’s EDGAR System. The web site can be accessed at www.sec.gov.

      We “incorporate by reference” information that we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus and more recent information automatically updates and supersedes more dated information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Our Commission file number is 001-16179.

      We have previously filed the following documents with the Commission and incorporate them by reference into this prospectus supplement:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2003;

•	our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 2004;

•	our current reports on Form 8-K filed on March 19, March 23, October 25 and November 1, 2004;

•	to the extent incorporated by reference into our annual report on Form 10-K, our proxy statement for our 2004 Annual Meeting of Stockholders filed on March 29, 2004; and

•	the description of our common stock contained in our registration statement on Form S-3 filed on March 14, 2003, as amended by the Company’s amended and restated by-laws filed as Exhibit 3.1 to the Company’s current report on Form 8-K filed on April 3, 2003.

      All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the sale of the shares of common stock offered by this prospectus supplement shall be deemed to be incorporated by reference and a part of this prospectus supplement from the date such documents are filed.

      We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement and the accompanying prospectus have been delivered, on the written or oral request of such person, a copy of any or all documents referred to above which have been or may be incorporated by reference in this prospectus supplement and the accompanying prospectus (not including exhibits to such incorporated information that are not specifically incorporated by reference into such information). Requests for such copies should be directed to us at the following address: Energy Partners, Ltd., 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attention: Corporate Secretary, telephone number: (504) 569-1875.

Prospectus

$300,000,000

Energy Partners, Ltd.

Debt Securities

Common Stock
Preferred Stock

        We may offer, from time to time, in one or more series

•	unsecured debt securities;

•	shares of common stock; and

•	shares of preferred stock.

      The securities:

•	will have a maximum aggregate offering price of $300,000,000;

•	will be offered at prices and on terms to be set forth in an accompanying prospectus supplement;

•	may be denominated in U.S. dollars or in other currencies or currency units;

•	may be offered separately or together, or in separate series; and

•	may be listed on a national securities exchange, if specified in an accompanying prospectus supplement.

      Our common stock is listed on the New York Stock Exchange under the symbol “EPL.” On September 8, 2004, the last reported sale price of our common stock as reported on the New York Stock Exchange was $15.60 per share.

      This investment involves risks. See the “Risk Factors” section on page 1.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The securities may be sold directly, through agents from time to time or through underwriters and/or dealers. If any agent of the issuers or any underwriter is involved in the sale of the securities, the name of the agent or underwriter and any applicable commission or discount will be set forth in the accompanying prospectus supplement.

      This prospectus may be used to offer and sell securities only if accompanied by a prospectus supplement. This prospectus is dated October 12, 2004.

      You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the respective dates on the front of those documents.

FORWARD-LOOKING STATEMENTS

      All statements other than statements of historical fact contained in this prospectus, any prospectus supplement, the documents incorporated by reference in this prospectus and any prospectus supplement and other written or oral statements made by us or on our behalf are forward-looking statements. When used herein, the words “anticipates,” “expects,” “believes,” “goals,” “intends,” “plans,” or “projects” and similar expressions are intended to identify forward-looking statements. It is important to note that forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause our actual results to differ materially from the views, beliefs and estimates expressed or implied in such forward-looking statements. We refer you specifically to the section entitled “Risk Factors,” as well as the disclosure contained in our latest annual report on Form 10-K and the other documents incorporated by reference herein. Although we believe that the assumptions on which any forward-looking statements in this prospectus, any prospectus supplement and periodic reports filed by us are reasonable, no assurance can be given that such assumptions will prove correct. All forward-looking statements in this document are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this prospectus, any prospectus supplement and in the documents incorporated by reference.

i

OUR COMPANY

      We are an independent oil and natural gas exploration and production company focused on the shallow to moderate depth waters of the Gulf of Mexico Shelf. We have concentrated on the Gulf of Mexico Shelf region because that area provides us with favorable geologic and economic conditions, including multiple reservoir formations, regional economies of scale, extensive infrastructure and comprehensive geologic databases. We believe that this region offers a balanced and expansive array of existing and prospective exploration, exploitation and development opportunities in both established productive horizons and deeper geologic formations. As of December 31, 2003, we had estimated proved reserves of approximately 134.4 billion cubic feet of natural gas and 27.4 million barrels of oil, or an aggregate of approximately 49.8 million barrels of oil equivalent, with a present value of estimated pre-tax future net cash flow of $701.2 million, and a standardized measure of discounted future net cash flows of $529.4 million.

      Since our incorporation in January 1998 by Richard A. Bachmann, our founder, chairman, president and chief executive officer, we have assembled a team of geoscientists and management professionals with considerable region-specific geological, geophysical, technical and operational experience. We have grown through a combination of exploration, exploitation and development drilling and multi-year, multi-well drill-to-earn programs, as well as strategic acquisitions of mature oil and natural gas fields in the Gulf of Mexico Shelf area, and in particular the acquisition of Hall-Houston Oil Company in early 2002.

      Our strategy is to grow our reserves and production through a balanced investment program with a current focus on low risk exploitation and development activities in and around our existing fields and moderate risk exploration activities in the shallow to moderate depth waters of the central region of the Gulf of Mexico Shelf. A limited amount of our exploration budget each year is expected to be allocated to higher risk, higher potential exploration prospects in this region. In pursuing this risk balanced strategy, we also look for opportunities to diversify our reserve and production base beyond the Gulf of Mexico Shelf.

      Our principal executive offices are located at 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170. Our telephone number is (504) 569-1875. We also maintain a web site at www.eplweb.com which contains information about us, including links to our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and related amendments. Our web site and the information contained in it and connected to it shall not be deemed incorporated by reference into this prospectus or any prospectus supplement.

RISK FACTORS

      Investing in our securities involves risk. The prospectus supplement applicable to each type or series of securities we offer will contain a discussion of risks applicable to an investment in us and to the particular types of securities that we are offering under that prospectus supplement. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus. In addition, please refer to “Items 1 & 2. Business and Properties – Regulatory Matters” and “– Additional Factors Affecting Business” in our latest annual report on Form 10-K for additional risk factors. Please also read “Where You Can Find More Information.”

USE OF PROCEEDS

      Unless we set forth other uses of proceeds in the prospectus supplement, we will use the net proceeds of the sale of the securities described in this prospectus and any prospectus supplement for general corporate purposes. These may include the reduction of outstanding indebtedness, working capital increases, capital expenditures or acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our consolidated ratios of earnings to fixed charges for the indicated periods.

	Six Months
	Ended
	June 30,				Years Ended December 31,

	2004		2003		2003		2002	2001		2000	1999

Ratio of earnings to fixed charges(1)	5.1	x	7.4	x	4.0	x	—	9.3	x	—	—

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of the sum of income from operations before income taxes and the cumulative effect of change in accounting method, interest expense and the portion of the rent expense deemed to represent interest. Fixed charges consist of interest incurred, whether expensed or capitalized, including amortization of debt issuance costs, if applicable, and the portion of rent expense deemed to represent interest. For the years ended December 31, 2002, 2000 and 1999, the ratio of earnings to fixed charges was less than a one-to-one coverage due to a deficiency of $17.5 million, $15.7 million and $3.8 million, respectively. For the indicated periods there were no preferred stock dividends declared or paid by our subsidiaries.

DESCRIPTION OF DEBT SECURITIES

      The following description of the debt securities sets forth certain general terms and provisions of the debt securities to which this prospectus and any prospectus supplement may relate. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in a prospectus supplement relating to that series. For a more detailed description of the terms of the debt securities, please refer to the indenture, as supplemented by the applicable supplemental indenture or authorizing resolution, as the case may be, relating to the issuance of the particular debt securities.

      Any senior debt securities will be issued under a senior indenture to be entered into between us and the trustee named in the senior indenture. Any subordinated debt securities will be issued under a subordinated indenture to be entered into between us and the trustee named in the subordinated indenture. As of August 31, 2004, we had $0.3 million of secured debt outstanding that would effectively rank senior to any debt securities issued under either indenture and $150.0 million of debt outstanding that would rank senior to any subordinated debt securities issued under the subordinated indenture. As used in this registration statement, the term “indentures” refers to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939, as amended. As used in this registration statement, the term “trustee” refers to either the senior trustee or the subordinated trustee, as applicable.

      The following, as supplemented by an applicable prospectus supplement, summarizes all material provisions of the senior debt securities, the subordinated debt securities and the indentures, and is qualified in its entirety by reference to all of the provisions of the indenture and any applicable supplemental indenture or authorizing resolution, as the case may be, relating to a particular series of debt securities, including the definitions therein of some terms. Except as otherwise indicated, the terms of any senior indenture and subordinated indenture will be identical.

      Because we have included only a summary of the terms of the indentures, we urge you to read the indentures in full to understand every detail of the terms of the debt securities. If you would like to read the indentures in their entirety, see “Where You Can Find More Information.”

      For purposes of this section, the “issuer” means Energy Partners, Ltd. and not its subsidiaries.

General

      The debt securities will be unsecured obligations of the issuer. The indentures do not limit the amount of debt securities the issuer may issue.

      You should read the prospectus supplement relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•	the dates on which the principal of the debt securities is payable;

•	the interest rate of the debt securities, or the method for calculating the interest rate, and the date or dates from which interest will accrue;

•	the interest payment dates and the record dates for the interest payment dates;

•	places where payments of the principal and interest, if any, may be made on the debt securities;

•	the terms and conditions upon which the debt securities may be redeemed at the issuer’s option or otherwise;

•	any mandatory or optional sinking fund or analogous provisions;

•	the denominations in which the debt securities are issuable;

•	whether any portion of the principal amount of such debt securities is payable upon declaration of the acceleration of the maturity thereof;

•	if other than U.S. dollars, the currency or currency units in which the debt securities are denominated and/or in which payment of the principal of (and premium, if any) and/or interest on the debt securities will or may be payable;

•	any deletions, modifications or additions to the events of default or covenants pertaining to the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated, the terms of subordination;

•	whether the debt securities will be guaranteed by any of the issuer’s subsidiaries and the terms of any guarantees;

•	whether the debt securities will be convertible into or exchangeable for other securities or other property, including common stock; and

•	any other terms (which terms may be inconsistent with the applicable indenture but shall not violate the Trust Indenture Act) of the debt securities.

      Unless otherwise indicated in the prospectus supplement, the issuer will issue the debt securities only in fully registered form without coupons in denominations of $1,000 or any integral multiple thereof. There will not be any service charge for any registration of transfer or exchange of debt securities, but the issuer may require payment of a sum sufficient to cover any tax or other governmental charge.

Covenants

      The prospectus supplement relating to the debt securities of any series will describe any special covenants applicable to that series.

Merger, Amalgamation, Consolidation and Assumption

      The issuer may, without the consent of any holders of outstanding debt securities, consolidate or amalgamate with or merge into, or convey, transfer or lease its assets substantially as an entirety to, any other corporation, partnership, limited liability company, unlimited liability company or trust, provided that:

•	the person formed by such consolidation or amalgamation or into which the issuer is merged or which acquires the issuer’s assets expressly assumes the issuer’s obligations on the debt securities and under the applicable indenture; and

•	other conditions described in the applicable indenture are met.

      Upon compliance with these provisions, the issuer will be relieved of its obligations under the applicable indenture and the debt securities.

Events of Default; Rights on Default

      The indentures define an event of default with respect to debt securities of any series as any of the following events:

•	the issuer fails to pay interest for 30 days after it is due;

•	the issuer fails to pay principal, and premium, if any, when due;

•	the issuer fails to deposit any sinking fund payment when due, if applicable to the series of debt securities;

•	the issuer defaults for 90 days after appropriate notice in the performance of any other covenant in the debt securities or the indentures, as applicable; or

•	the issuer has an event of bankruptcy, insolvency or reorganization.

      If an event of default occurs with respect to a particular series (but not all series) of debt securities as a result of a failure to make a principal or interest payment or because of a failure to perform another covenant applicable to such series (but not all series) of debt securities, the principal amount of all outstanding debt securities of that particular series and accrued interest may be declared due and payable immediately by either:

•	the trustee; or

•	the holders of at least 25% in principal amount of that series.

      If an event of default occurs with respect to all series of debt securities as a result of a failure to perform a covenant applicable to all series of debt securities or because of bankruptcy, insolvency or reorganization, the principal amount of all outstanding debt securities and accrued interest may be declared due and payable immediately by either:

•	the trustee; or

•	the holders of at least 25% in principal amount of all outstanding debt securities (treated as one class) under the indentures.

      The holders of a majority in principal amount of the outstanding debt securities of any series affected, with each series voting as a separate class, have the power to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the direction must not conflict with any rule of law or the applicable indenture. Before proceeding to exercise any right or power under the applicable indenture at the direction of the holders, the applicable trustee will be entitled to receive from the holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with their direction.

      The issuer must furnish the trustee annually with a statement that, to the best knowledge of the officers signing the statement, the issuer is not in default in the performance of the terms of the indentures or, if the officers know that the issuer is in default, specifying the default. The indentures require the trustee to give to all holders of outstanding debt securities notice of any default by the issuer unless the default has been cured or waived. However, except for a default in the payment of principal of or interest on any outstanding debt securities, the trustee can withhold notice if the board of directors, the executive committee or a trust committee of directors or officers of the trustee in good faith determines that withholding notice is in the interest of the holders of the outstanding debt securities.

Defeasance

      If any series of debt securities has either:

•	become due and payable or is by its terms due and payable within one year; or

•	is to be called for redemption within one year,

the indentures provide that the issuer may discharge substantially all of its obligations to holders of the series of debt securities that has not already been delivered to the trustee for cancellation by irrevocably depositing with the trustee enough funds to pay the principal of and interest on the debt securities when the series matures.

      The issuer can also discharge substantially all of its obligations for any series of debt securities, including its obligations under the covenants in the indentures (other than its obligations to pay principal or interest on the debt securities), by irrevocably depositing with the trustee enough funds to pay the principal of and interest on the debt securities when the series matures. The issuer must also obtain an opinion of counsel to the effect that as a result of the defeasance, holders of that series of debt securities will not recognize income, gain or loss for federal income tax purposes, and will be subject to federal income tax on the same amount, in the same manner and at the same time as would have been the case if such defeasance had not occurred and, in the case of legal defeasance, such opinion must be based on a U.S. Internal Revenue Service ruling or a change in U.S. Federal income tax law.

Modification of the Indentures

      The indentures provide that the issuer and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any of the debt securities;

•	evidence the assumption by a successor corporation of the issuer’s obligations as described under “– Merger, Amalgamation, Consolidation and Assumption” above;

•	add covenants and events of default for the protection of the holders of all or any particular series of debt securities;

•	change or eliminate any of the provisions of an indenture, provided that any such change or elimination shall become effective only after there are no debt securities of any series entitled to the benefit of such provision outstanding;

•	establish the forms or terms of debt securities of any series;

•	cure any ambiguity or correct any inconsistency in an indenture; or

•	evidence the acceptance of appointment by a successor trustee.

      The indentures also contain provisions permitting the issuer and the trustee to add any provisions to, or change in any manner or eliminate any of the provisions of, an indenture or modify in any manner the rights of the holders of such debt securities with the consent of the affected holders of at least a majority in principal amount of all series of debt securities then outstanding, with each such series voting as a separate class. However, the issuer and the trustee may not, without the consent of the affected holder of each outstanding debt security:

•	change the stated maturity of the principal of or any installment of interest on any debt security;

•	reduce the principal amount;

•	reduce the rate of interest;

•	change the place of payment where, or the coin or currency in which, interest is payable;

•	impair the right to institute suit for the enforcement of any payment when due; or

•	reduce the percentage in principal amount of debt securities requiring consent of holders for any modification.

Book-Entry Debt Securities – Registration, Transfer, Exchange and Payment

      The issuer intends to issue each series of its debt securities in “book-entry” form, represented by one or more global certificates registered in the name of The Depository Trust Company, New York, New York (“DTC”), or its nominee. However, the issuer reserves the right to issue debt securities in certificate form registered in the names of the holders of the debt securities.

      Ownership of beneficial interests in the global certificates representing the particular series of debt securities will be limited to persons who have accounts with DTC (“participants”), or persons that may hold interests through participants. DTC will keep on its computerized book-entry and transfer system a record of the principal amounts of debt securities held in the accounts of the participants. Participants, in turn, will keep records of the interests of their clients who have purchased debt securities through them.

Beneficial interests in the global certificates may be shown only on, and may be transferred only through, records maintained by DTC and its participants. The laws of some states require that certain purchasers of securities take delivery of the securities only in certificate form. These laws may limit the ability of holders of beneficial interests in the global certificates to transfer those interests to certain persons who might otherwise wish to purchase those interests.

      DTC has provided the issuer the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

      DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant. The rules that apply to DTC and its participants are on file with the SEC.

      DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

      Payments of interest and principal will be made to DTC, who in turn will credit payment to the accounts of its participants. It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global certificates as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to participants whose accounts are credited with certificates on a record date, by using an omnibus proxy. Payments by participants to holders of beneficial interests in the global certificates, and voting by participants, will be governed by the customary practices between the participants and holders of beneficial interests, as is the case with securities held for the account of customers registered in “street names.”

      The issuer, the trustee and the paying agent will treat DTC as the sole owner of the global certificates for all purposes. Accordingly, the issuer, the trustee and any paying agent will have no responsibility or liability:

•	for the records relating to beneficial ownership interests in the global certificates; or

•	for the payments of principal and interest due for the accounts of beneficial holders of interest in the global certificates.

      The global certificates representing a series of debt securities may not be transferred. However, a global certificate may be transferred by DTC to its nominees or successors.

      A series of debt securities represented by global certificates will be exchangeable for debt securities in certificate form with the same terms in authorized denominations only if:

•	DTC notifies the issuer that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law, and the issuer does not appoint a successor depositary within 90 days; or

•	an event of default has occurred and is continuing.

      The issuer has obtained the foregoing information concerning DTC and DTC’s book-entry system from DTC and other sources it believes reliable, and is relying on the accuracy of this publicly available information.

Applicable Law

      The debt securities and the indentures will be governed by and construed in accordance with the law of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Trustee

      The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only the duties specifically detailed in the indentures and, upon an event of default under an indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

DESCRIPTION OF CAPITAL STOCK

      Our restated certificate of incorporation authorizes the issuance of 50,000,000 shares of common stock, par value $0.01 per share, and 1,700,000 shares of preferred stock, par value $1.00 per share, of which 550,000 shares are designated Series D Exchangeable Convertible Preferred Stock. The common stock is our only outstanding class of securities that entitles holders to vote generally at meetings of our stockholders. Each share of common stock outstanding is entitled to one vote. As of August 31, 2004, there were 32,984,564 shares of common stock outstanding held by approximately 94 holders of record, excluding holders whose shares of record are held by brokers. As of August 31, 2004, there were 346,443 shares of the Series D preferred stock outstanding held by approximately 14 holders of record. Because the following description of our capital stock is a summary, it does not contain all the information that may be important to you. You should read the following documents for more complete information:

•	our restated certificate of incorporation, as amended;

•	our amended and restated bylaws, as amended; and

•	the description of our common stock contained in our registration statement on Form S-3 filed on March 14, 2003, as amended by our amended and restated bylaws filed as Exhibit 3.1 to our current report on Form 8-K filed on April 3, 2003.

Common Stock

      Holders of common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Except as may be provided in connection with any preferred stock in a certificate of designation filed pursuant to the Delaware General Corporation Law or as may otherwise be required by law or our certificate of incorporation, the common stock is our only capital stock entitled to vote in the election of directors and on all other matters presented to our stockholders; provided that, except as required by law or our certificate of incorporation, holders of common stock are not entitled to vote on any amendment to our certificate of incorporation that solely relates to the terms of any outstanding series of preferred stock or the number of shares of such series and does not affect the number of authorized shares of preferred stock or the terms of the common stock if the holders of preferred stock are entitled to vote thereon. The common stock does not have cumulative voting rights.

      Subject to the prior rights of holders of preferred stock, if any, holders of common stock are entitled to receive dividends as may be lawfully declared from time to time by our board of directors. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of common stock will be entitled to receive such assets as are available for distribution to our stockholders after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of the series.

Preferred Stock

General

      Our board is empowered, without approval of holders of our common stock, to cause shares of preferred stock to be issued from time to time in one or more series, with the numbers of shares of each series and the terms of the shares of each series as fixed by our board. Among the specific matters that may be determined by our board are:

•	the designation of each series;

•	the number of shares of each series;

•	the rights in respect of dividends, if any;

•	whether dividends, if any, shall be cumulative or non-cumulative;

•	the terms of redemption, if any;

•	the rights in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs;

•	rights and terms of conversion into or exchange for other securities or other property, including common stock, if any;

•	restrictions on the issuance of shares of the same series or any other series, if any; and

•	voting rights, if any.

      You should read the certificate of designation relating to a particular series of preferred stock for specific terms.

      The issuance of shares of preferred stock, or the issuance of rights to purchase preferred stock, could be used to discourage an unsolicited acquisition proposal. For example, a business combination could be impeded by the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of such series to block any such transaction. Alternatively, a business combination could be facilitated by the issuance of a series of preferred stock having sufficient voting rights to provide a required percentage vote of our stockholders. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power and other rights of the holders of common stock. Although prior to issuing any series of preferred stock our board is required to make a determination as to whether the issuance is in the best interests of our stockholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their stock over prevailing market prices of such stock. Our board does not at present intend to seek stockholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law or applicable stock exchange requirements.

Provisions Affecting Control of Energy Partners, Ltd.

      Our bylaws provide that, in order for our stockholders to take action by written consent in lieu of a meeting, the consent be signed by the holders of shares of capital stock having not less than the greater of (1) the minimum number of votes that would be necessary to authorize the taking of the action at a meeting at which the holders of all shares entitled to be voted thereon were present and voted or (2) 85% of the total number of votes of the then outstanding shares of our capital stock entitled to vote. Our bylaws also prohibit stockholders from calling meetings. Our bylaws further establish an advance notice procedure with regard to business to be brought before an annual or special meeting of our stockholders and with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors. Although our bylaws do not give the board of directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed. They may also discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders. An affirmative vote by the holders of more than two thirds of our common stock is required to modify the advance notice procedure.

      The foregoing provisions of our bylaws and provisions of the Delaware General Corporation Law could have the following effects, among others:

•	delaying, deferring or preventing a change of control of our company;

•	delaying, deferring or preventing the removal of our existing management;

•	deterring potential acquirers from making an offer to our stockholders; and

•	limiting any opportunity of our stockholders to realize premiums over prevailing market prices of our common stock in connection with offers by potential acquirors.

      This could be the case notwithstanding that a majority of our stockholders might benefit from such a change of control or offer.

PLAN OF DISTRIBUTION

      We may sell the securities:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any such methods of sale.

      Any underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act. The prospectus supplement relating to any offering of securities will set forth its offering terms, including the name or names of any underwriters, the purchase price of the securities and the proceeds to us from such sale, any underwriting discounts, commissions and other items constituting underwriters’ compensation, any initial public offering price, and any underwriting discounts, commissions and other items allowed or reallowed or paid to dealers, and any securities exchanges on which the securities may be listed. Only underwriters so named in the prospectus supplement are deemed to be underwriters in connection with the securities offered hereby.

      If underwriters are used in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the offered securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      The aggregate maximum compensation that members of the NASD or independent broker-dealers will receive in connection with the sale of any securities pursuant to this prospectus and the registration statement of which it forms a part will not be greater than 8% of the gross proceeds of such sale.

      Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the accompanying prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

      If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase securities from us at the public offering price set forth in the accompanying prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to any conditions set forth in the accompanying prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts. The underwriters and other persons soliciting these contracts will have no responsibility for the validity or performance of any such contracts.

      Securities offered may be a new issue of securities with no established trading market. Any underwriters to whom or agents through whom these securities are sold by us for public offering and sale may make a market in these securities for their own account, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading market for any such securities.

      Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution by us to payments they may be required to make in respect thereof.

      Certain of the underwriters, agents or dealers and their associates may be customers of, or engage in transactions with and perform services for us in the ordinary course of business. The prospectus supplement will disclose any relationships with the named underwriters.

LEGAL MATTERS

      The legality of the debt and equity securities offered hereby will be passed upon for us by Cahill Gordon & Reindel LLP, New York, New York. Certain legal matters with respect to the guarantees of EPL Pioneer Houston, Inc. will be passed upon for us by John H. Peper, Executive Vice President, General Counsel and Corporate Secretary to the Company. Certain legal matters with respect to the guarantees of each of EPL of Louisiana, L.L.C. and Nighthawk, L.L.C. will be passed upon for us by Jackson Walker L.L.P.

EXPERTS

      The consolidated financial statements of Energy Partners, Ltd. as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003 consolidated financial statements refers to a change in the method of accounting for asset retirement obligations.

      The estimated reserve data of Netherland, Sewell & Associates, Inc. and Ryder Scott Company, L.P., independent petroleum engineering consultants, incorporated by reference in this prospectus and the registration statement of which this prospectus is a part have been incorporated by reference in reliance on the authority of said firms as experts in petroleum engineering.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Commission under the Securities Act a registration statement on Form S-3 with respect to the securities offered by this prospectus. Each time we offer to sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering.

The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with the applicable prospectus supplement, will include or refer you to all material information relating to each offering. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits that are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the Commission. Statements made in this prospectus and any prospectus supplement regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the securities offered by this prospectus and any prospectus supplement, reference is made to the registration statement, including the exhibits, copies of which may be inspected without charge at the public reference facilities of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the Commission at prescribed rates. Information on the public reference facilities may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information that is filed through the Commission’s EDGAR System. The web site can be accessed at www.sec.gov.

      We “incorporate by reference” information that we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and any prospectus supplement and more recent information automatically updates and supersedes more dated information contained or incorporated by reference in this prospectus. Our Commission file number is 001-16179.

      We have previously filed the following documents with the Commission and incorporate them by reference into this prospectus:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2003;

•	our quarterly reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2004;

•	our current reports on Form 8-K filed on March 19 and March 23, 2004;

•	to the extent incorporated by reference into our annual report on Form 10-K, our proxy statement for our 2004 Annual Meeting of Stockholders filed on March 29, 2004; and

•	the description of our common stock contained in our registration statement on Form S-3 filed on March 14, 2003, as amended by our amended and restated bylaws filed as Exhibit 3.1 to our current report on Form 8-K filed on April 3, 2003.

      All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and a part of this prospectus and any prospectus supplement from the date such documents are filed. Also, all such documents filed by us after the date of the initial registration statement of which this prospectus and any prospectus supplement form a part and prior to effectiveness of the registration statement shall also be deemed incorporated by reference and a part of this prospectus and any prospectus supplement from the date such documents are filed.

      We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, on the written or oral request of such person, a copy of any or all documents referred to above which have been or may be incorporated by reference in this prospectus (not including exhibits to such incorporated information that are not specifically incorporated by reference into such information). Requests for such copies should be directed to us at the following address: Energy Partners, Ltd., 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attention: Corporate Secretary, telephone number: (504) 569-1875.